TEMPUR SEALY REPORTS SOLID SECOND QUARTER 2019 RESULTS
- Net Sales Increased 10%, Direct Channel Net Sales Increased 55%
- Margins Expanded, Net Income, EBITDA and EPS Up Significantly Versus Second Quarter 2018

LEXINGTON, KY, July 25, 2019 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the second quarter ended June 30, 2019. The Company also raised its financial guidance for the full year 2019 and announced an acceleration of its share repurchase program.

SECOND QUARTER 2019 FINANCIAL SUMMARY(1)

•
Total net sales increased 9.5% to $722.8 million as compared to $659.9 million in the second quarter of 2018. On a constant currency basis(2), total net sales increased 10.8%, with an increase of 11.8% in the North America business segment and an increase of 6.9% in the International business segment.

•	Gross margin under U.S. generally accepted accounting principles ("GAAP") was 43.4% as compared to 41.3% in the second quarter of 2018.

•
GAAP operating income increased 39.7% to $81.0 million as compared to $58.0 million in the second quarter of 2018. Adjusted operating income(2) increased 32.2% to $83.8 million as compared to $63.4 million in the second quarter of 2018.

•
GAAP net income increased 82.5% to $41.6 million as compared to $22.8 million in the second quarter of 2018. Adjusted net income(2) increased 41.1% to $44.3 million as compared to $31.4 million in the second quarter of 2018.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(2) increased 32.0% to $109.0 million as compared to $82.6 million for the second quarter of 2018. Adjusted EBITDA(2) increased 21.0% to $113.0 million as compared to $93.4 million in the second quarter of 2018.

•
GAAP earnings per diluted share ("EPS") increased 76.2% to $0.74 as compared to $0.42 in the second quarter of 2018. Adjusted EPS(2) increased 38.6% to $0.79 as compared to $0.57 in the second quarter of 2018.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(2)
	June 30, 2019	June 30, 2018
Net sales	$722.8	$659.9	9.5%	10.8%
Net income	41.6	22.8	82.5%	81.6%
EBITDA (2)	109.0	82.6	32.0%	32.0%
Adjusted EBITDA (2)	113.0	93.4	21.0%	21.0%
EPS	0.74	0.42	76.2%	76.2%
Adjusted EPS (2)	0.79	0.57	38.6%	38.6%

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Our strong momentum from the first quarter continued into the second quarter and beyond.  The combination of our powerful omni-channel distribution platform and our innovative products delivered double-digit revenue and earnings growth. Our North America operations had a stand-out quarter driven by our new Breeze line of mattresses and 78% growth in our direct to consumer channel. These results, combined with our future expected earnings growth outlook, support a return to our share repurchase program. We expect our leverage ratio to move to the lower end of our targeted range of 3 to 4 times debt to adjusted EBITDA in the near-term, while at the same time, subject to market conditions, we are targeting quarterly share repurchases of approximately $50 million.”

(1) All amounts presented for 2018 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 11.4% to $588.1 million as compared to $527.8 million in the second quarter of 2018. On a constant currency basis(2), North America net sales increased 11.8% as compared to the second quarter of 2018. GAAP gross margin was 40.8% as compared to 38.5% in the second quarter of 2018. GAAP operating margin was 13.6% as compared to 12.2% in the second quarter of 2018. Adjusted operating margin(2) was 13.9% as compared to 12.2% in the second quarter of 2018.

North America net sales through the wholesale channel increased $34.2 million, or 6.9%, to $528.5 million as compared to the second quarter of 2018. North America net sales through the direct channel accelerated $26.1 million, or 77.9%, to $59.6 million, as compared to the second quarter of 2018, driven primarily by growth from company-owned stores, which includes the acquisition of Sleep Outfitters. North America net sales through the direct channel increased 37%, excluding Sleep Outfitters, as compared to the second quarter of 2018.

North America gross margin expanded 230 basis points as compared to the second quarter of 2018. The improvement was primarily driven by favorable product and brand mix, pricing benefits and lower floor model expenses. The benefit of these items was partially offset by incremental costs due to unplanned plant overtime. North America adjusted operating margin(2) expanded 170 basis points as compared to operating margin in the second quarter of 2018. The improvement in operating margin was driven by the improvement in gross margin, which was partially offset by incremental operating expense associated with company-owned stores.

International net sales increased 2.0% to $134.7 million as compared to $132.1 million in the second quarter of 2018. On a constant currency basis(2), International net sales increased 6.9% as compared to the second quarter of 2018. GAAP gross margin was 54.5% as compared to 52.5% in the second quarter of 2018. GAAP operating margin was 20.3% as compared to 15.8% in the second quarter of 2018. Adjusted operating margin(2) was 20.3% as compared to 18.4% in the second quarter of 2018.

International net sales through the wholesale channel decreased $3.6 million, or 3.4%, to $103.7 million as compared to the second quarter of 2018. International net sales through the direct channel increased $6.2 million, or 25.0%, to $31.0 million as compared to the second quarter of 2018.

International gross margin improved 200 basis points as compared to gross margin for the second quarter of 2018. The improvement in gross margin was primarily driven by favorable country mix. International operating margin(2) improved 190 basis points as compared to adjusted operating margin in the second quarter of 2018. The improvement in operating margin was driven by the improvement in gross margin and advertising efficiency.

Corporate operating expense decreased to $26.5 million as compared to $27.1 million in the second quarter of 2018. Corporate adjusted operating expense(2) increased to $25.4 million as compared to corporate adjusted operating expense of $25.1 million in the second quarter of 2018.

The Company ended the second quarter of 2019 with consolidated funded debt less qualified cash(2) of $1.6 billion. Leverage based on the ratio of consolidated funded debt less qualified cash to adjusted EBITDA(2) was 3.65 times for the trailing twelve months ended June 30, 2019.

Financial Guidance

The Company raised its financial guidance for 2019. For the full year 2019, the Company currently expects adjusted EBITDA(2) to range from $450 million to $480 million, narrowing the range around the mid-point of $465 million. This increase of the mid-point is primarily driven by improved performance of North America Sealy bedding products and our North America direct business. This is slightly offset by increases to variable compensation and softness in international sales versus expectations.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

(1) All amounts presented for 2018 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Adjusted EBITDA as used in connection with the Company's 2019 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2019 but would not impact adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company’s full year 2019 GAAP financial results.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 25, 2019, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income (expense), adjusted operating margin, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding EBITDA and adjusted EBITDA for 2019 and performance generally for 2019 and subsequent periods and the Company's expectations for increasing sales growth, expanding distribution and direct to consumer business, generating excess cash, reducing leverage and accelerating share repurchases. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

(1) All amounts presented for 2018 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally (including the impact of highly inflationary economies) on the Company's business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the ability to continuously improve and expand the Company's product line, the ability to maintain efficient, timely and cost-effective production and delivery of products, and manage growth generally and in connection with the new or expanded supply agreements with Mattress Firm, Inc., Big Lots, Inc. and Beter Bed Holding N.V.; the effects of consolidation of retailers on revenues and costs; competition in the Company's industry; consumer acceptance of the Company's products; the effects of discontinued operations on the Company’s operating results and future performance; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors; financial solvency and related problems experienced by other market participants; the Company's ability to execute on its strategy to optimize and integrate assets of Innovative Mattress Solutions, LLC acquired by an affiliate of the Company; the Company's reliance on information technology and associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; the Company’s capital structure and debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company’s reported earnings; changing commodity costs; disruptions in the supply of raw materials, or loss of suppliers; expectations regarding our target leverage and the Company’s share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company’s ability to protect its intellectual property; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2019	2018		2019	2018
Net sales	$722.8	$659.9	9.5%	$1,413.7	$1,297.3	9.0%
Cost of sales	409.4	387.1		818.5	759.8
Gross profit	313.4	272.8	14.9%	595.2	537.5	10.7%
Selling and marketing expenses	163.3	153.3		316.8	298.7
General, administrative and other expenses	72.7	65.3		143.4	132.8
Equity income in earnings of unconsolidated affiliates	(3.6)	(3.8)		(6.5)	(7.7)
Operating income	81.0	58.0	39.7%	141.5	113.7	24.5%

Other expense, net:
Interest expense, net	22.5	23.2		44.9	45.9
Other income, net	—	(0.6)		(7.8)	(3.2)
Total other expense, net	22.5	22.6		37.1	42.7

Income from continuing operations before income taxes	58.5	35.4	65.3%	104.4	71.0	47.0%
Income tax provision	(15.8)	(8.8)		(32.7)	(18.8)
Income from continuing operations	42.7	26.6	60.5%	71.7	52.2	37.4%
Loss from discontinued operations, net of tax	(1.2)	(5.4)		(1.6)	(8.2)
Net income before non-controlling interest	41.5	21.2	95.8%	70.1	44.0	59.3%
Less: Net (loss) income attributable to non-controlling interest	(0.1)	(1.6)		0.1	(1.9)
Net income attributable to Tempur Sealy International, Inc.	$41.6	$22.8	82.5%	$70.0	$45.9	52.5%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.78	$0.52		$1.31	$0.99
Loss per share for discontinued operations	(0.02)	(0.10)		(0.03)	(0.15)
Earnings per share	$0.76	$0.42	81.0%	$1.28	$0.84	52.4%

Diluted
Earnings per share for continuing operations	$0.76	$0.52		$1.29	$0.98
Loss per share for discontinued operations	(0.02)	(0.10)		(0.03)	(0.15)
Earnings per share	$0.74	$0.42	76.2%	$1.26	$0.83	51.8%

Weighted average common shares outstanding:
Basic	54.7	54.4		54.7	54.4
Diluted	56.0	54.9		55.6	55.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2019	December 31, 2018
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$38.3	$45.8
Accounts receivable, net	386.3	321.5
Inventories	243.1	222.3
Prepaid expenses and other current assets	224.0	215.8
Total Current Assets	891.7	805.4
Property, plant and equipment, net	430.0	420.8
Goodwill	732.3	723.0
Other intangible assets, net	650.6	649.3
Operating lease right-of-use assets	228.1	—
Deferred income taxes	12.5	22.6
Other non-current assets	101.5	94.3
Total Assets	$3,046.7	$2,715.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$235.5	$253.0
Accrued expenses and other current liabilities	436.4	359.2
Current portion of long-term debt	60.1	47.1
Income taxes payable	6.7	9.7
Total Current Liabilities	738.7	669.0
Long-term debt, net	1,585.5	1,599.1
Long-term operating lease obligations	186.7	—
Deferred income taxes	117.0	117.5
Other non-current liabilities	112.9	112.3
Total Liabilities	2,740.8	2,497.9

Total Stockholders' Equity	305.9	217.5
Total Liabilities and Stockholders' Equity	$3,046.7	$2,715.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interest	$70.1	$44.0
Loss from discontinued operations, net of tax	1.6	8.2
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	43.5	41.8
Amortization of stock-based compensation	13.2	13.1
Non-cash lease expense	2.4	—
Amortization of deferred financing costs	1.2	1.2
Bad debt expense	4.6	1.7
Deferred income taxes	8.8	(2.4)
Dividends received from unconsolidated affiliates	2.3	3.7
Equity income in earnings of unconsolidated affiliates	(6.5)	(7.7)
(Gain) loss on disposal of assets	(0.1)	0.2
Foreign currency adjustments and other	(6.2)	(3.1)
Changes in operating assets and liabilities	(89.0)	(83.3)
Net cash provided by operating activities from continuing operations	45.9	17.4

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(39.9)	(40.5)
Other	(6.8)	0.6
Net cash used in investing activities from continuing operations	(46.7)	(39.9)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	509.2	732.2
Repayments of borrowings under long-term debt obligations	(509.8)	(697.8)
Proceeds from exercise of stock options	5.5	2.6
Treasury stock repurchased	(5.5)	(3.0)
Payment of deferred financing costs	(0.1)	—
Other	(3.3)	(3.4)
Net cash (used in) provided by financing activities from continuing operations	(4.0)	30.6

Net cash (used in) provided by continuing operations	(4.8)	8.1

CASH USED IN DISCONTINUED OPERATIONS:
Operating cash flows, net	(2.0)	(15.8)
Investing cash flows, net	—	(0.1)
Financing cash flows, net	—	—
Net cash used in discontinued operations	(2.0)	(15.9)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(0.7)	(1.5)
Decrease in cash and cash equivalents	(7.5)	(9.3)
CASH AND CASH EQUIVALENTS, beginning of period	45.8	41.9
CASH AND CASH EQUIVALENTS, end of period	38.3	32.6
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	1.6
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$38.3	$31.0

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended June 30, 2019 and 2018:

	Three Months Ended June 30,
(in millions)	Consolidated		North America (c)		International
	2019	2018	2019	2018	2019	2018
Wholesale (a)	$632.2	$601.6	$528.5	$494.3	$103.7	$107.3
Direct (b)	90.6	58.3	59.6	33.5	31.0	24.8
	$722.8	$659.9	$588.1	$527.8	$134.7	$132.1

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, e-commerce and call centers.
(c)
Sleep Outfitters' sales have been reclassified into the Direct channel for 2019 due to the acquisition on April 1, 2019. Sleep Outfitters, previously a third party retailer, had historically been part of our Wholesale channel.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended June 30, 2019 and 2018:

	Three Months Ended
(in millions, except per share amounts)	June 30, 2019	June 30, 2018
GAAP net income	$41.6	$22.8
Loss from discontinued operations, net of tax (1)	1.2	5.4
Acquisition-related costs and other (2)	2.8	—
Restructuring costs(3)	—	5.4
Tax adjustments (4)	(1.3)	(2.2)
Adjusted net income	$44.3	$31.4

Adjusted earnings per common share, diluted	$0.79	$0.57

Diluted shares outstanding	56.0	54.9

Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of GAAP operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the Company's reported GAAP gross profit and the reconciliation of the Company's reported GAAP operating income (expense) and operating margin to the calculation of adjusted operating income (expense) and adjusted operating margin for the three months ended June 30, 2019. The Company had no adjustments to GAAP gross profit for the three months ended June 30, 2019.

	2Q 2019
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$722.8		$588.1		$134.7		$—

Gross profit	$313.4	43.4%	$240.0	40.8%	$73.4	54.5%	$—

Operating income (expense)	$81.0	11.2%	$80.1	13.6%	$27.4	20.3%	$(26.5)
Adjustments:
Acquisition-related costs and other (2)	2.8		1.7		—		1.1
Adjusted operating income (expense)	$83.8	11.6%	$81.8	13.9%	$27.4	20.3%	$(25.4)

The following table sets forth the Company's reported GAAP gross profit and the reconciliation of the Company's reported GAAP operating income (expense) and operating margin to the calculation of adjusted operating income (expense) and adjusted operating margin for the three months ended June 30, 2018. The Company had no adjustments to GAAP gross profit for the three months ended June 30, 2018.

	2Q 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$659.9		$527.8		$132.1		$—

Gross profit	$272.8	41.3%	$203.4	38.5%	$69.4	52.5%	$—

Operating income (expense)	$58.0	8.8%	$64.2	12.2%	$20.9	15.8%	$(27.1)
Adjustments:
Restructuring costs (3)	5.4		—		3.4		2.0
Adjusted operating income (expense)	$63.4	9.6%	$64.2	12.2%	$24.3	18.4%	$(25.1)

EBITDA, Adjusted EBITDA and Consolidated Funded Debt Less Qualified Cash

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended June 30, 2019 and 2018:

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
GAAP net income	$41.6	$22.8
Interest expense, net	22.5	23.2
Income taxes	15.8	8.8
Depreciation and amortization	29.1	27.8
EBITDA	$109.0	$82.6
Adjustments:
Loss from discontinued operations, net of tax (1)	1.2	5.4
Acquisition-related costs and other (2)	2.8	—
Restructuring costs (3)	—	5.4
Adjusted EBITDA	$113.0	$93.4

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended June 30, 2019:

Trailing Twelve Months Ended
(in millions)	June 30, 2019
GAAP net income	$124.6
Interest expense, net	91.3
Income taxes	63.5
Depreciation and amortization	116.5
EBITDA	$395.9
Adjustments:
Loss from discontinued operations, net of tax (1)	11.2
Customer-related charges (5)	21.2
Restructuring costs (6)	16.9
Supply chain transition costs (7)	7.3
Acquisition-related costs and other (2)	6.1
Other income (8)	(7.2)
Adjusted EBITDA	$451.4

Consolidated funded debt less qualified cash	$1,645.6

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	3.65 times

Under the Company's senior secured credit agreement entered into during 2016 ("2016 Credit Agreement"), the definition of adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended June 30, 2019, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the 2016 Credit Agreement to consolidated funded debt less qualified cash is 3.65 times for the trailing twelve months ended June 30, 2019. The 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of June 30, 2019. "Consolidated funded debt" and "qualified cash" are terms used in the 2016 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2019
Total debt, net	$1,645.6
Plus: Deferred financing costs (9)	6.9
Total debt	1,652.5
Plus: Letters of credit outstanding	23.2
Consolidated funded debt	$1,675.7
Less:
Domestic qualified cash (10)	20.7
Foreign qualified cash (10)	9.4
Consolidated funded debt less qualified cash	$1,645.6

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2016 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)
In the second quarter of 2019, the Company recorded $2.8 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in the acquisition of substantially all of the net assets of Innovative Mattress Solutions ("iMS") by an affiliate of the Company (the "Sleep Outfitters Acquisition"). In the first quarter of 2019, the Company recorded $3.3 million of costs, primarily related to professional fees associated with the acquisition.

(3)
In the second quarter of 2018, the Company incurred $5.4 million of restructuring costs associated with International business segment simplification efforts, including headcount reduction, professional fees and store closures.

(4)	Tax adjustments represent adjustments associated with the aforementioned items and other discrete income tax events.
(5)
On January 11, 2019, iMS, a customer of the Company, prior to its April 1, 2019 acquisition, filed a voluntary petition in U.S. Bankruptcy Court for the Eastern District of Kentucky seeking relief under Chapter 11 of the U.S. Bankruptcy Code. In the fourth quarter of 2018, the Company recorded charges of $21.2 million associated with certain iMS-related assets on the Company's Consolidated Balance Sheet as of December 31, 2018, primarily made up of trade and other receivables, to fully reserve this account at that time.

(6)
In the second half of 2018, the Company recorded $19.5 million of restructuring costs, including $2.6 million of depreciation expense. These costs included $11.5 million of charges related to the operational alignment of a joint venture that was wholly acquired in the North America business segment, including $2.6 million of depreciation expense and $1.3 million of other expense, net. Restructuring costs also included $3.1 million of expenses in the International business segment related to International simplification efforts, including headcount reduction, professional fees and store closures, and $4.9 million of Corporate professional fees related to restructuring activities.

(7)
In 2018, the Company recorded $7.3 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, including $0.8 million of other expense.

(8)	The Company recorded $7.2 million of other income related to the sale of its interest in a subsidiary of the Asia-Pacific joint venture.
(9)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(10)
Qualified cash as defined in the 2016 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.